TRUST AGREEMENT




            This TRUST AGREEMENT, dated as of August 17, 1995, between MORGAN STANLEY & CO. INCORPORATED, as sponsor (the "Sponsor") and STEVEN R. UMLAUF, as trustee (the "Trustee").


            1. The Sponsor hereby creates PEPS Trust (the "Trust") in order that it may acquire and hold a fixed portfolio of stripped U.S. Treasury Securities (the "Treasuries"), enter into and hold purchase contracts with respect to common stocks chosen by the Trustee (the "Contracts"), issue shares of beneficial interest therein ("Shares") and hold the Trust Estate in trust for the use and benefit of all present and future beneficial owners of Shares and otherwise carry out the terms and conditions hereof, all for the purpose of providing periodic cash distributions and the potential for capital appreciation for the beneficial owners of Shares. The Trustee hereby declares that he will accept and hold the Trust Estate in trust for the use and benefit of all present or future beneficial owners of Shares. The Sponsor hereby deposits with the Trustee the sum of $10 to accept and hold in trust hereunder. As used herein, "Trust Estate" means the Treasuries, the Contracts and any monies held by the Trust from time to time.

            2.  The Sponsor specifically authorizes and directs the Trust to
(i) prepare a Registration Statement to be filed with the Securities and Exchange Commission and an accompanying Prospectus to be furnished to prospective purchasers of Shares; (ii) acquire the Treasuries as directed by the Sponsor; (iii) enter into the Contracts; (iv) hold, invest and disburse monies as directed by the Sponsor; and (v) adopt and amend bylaws and take any and all other actions as necessary or advisable to carry out the purposes of the Trust.

            3. Subject to the specific provisions hereof, the Trust will be managed solely by the Trustee. The Trustee shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Trust and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Trust.

            4. The Trustee may resign or be discharged of the trust created hereby by executing an instrument in writing, filing the same with the Sponsor and such resignation shall become effective immediately unless otherwise specified therein. Prior to the issuance of Shares, any vacancy in the office of the Trustee may be filled by appointment by the Sponsor.

            5. The Trustee shall not be liable to the Trust or any beneficial owner of Shares for any action taken or for refraining from taking any action except in the case of willful misfeasance, bad faith, gross negligence or a willful disregard of the duties of his office.

            6. Prior to the issuance of Shares, (i) the trust created hereby shall be revocable by the Sponsor at any time upon written notice to the Trustee, and (ii) this Trust Agreement may be amended by the Trustee from time to time for any purpose. This Trust Agreement and the Trust shall terminate upon the date which is 21 years after the death of the last survivor of Joseph
P. Kennedy living on the date hereof.

            7. This Trust Agreement is executed and delivered in the State of New York, and all laws or rules of construction of the State of New York shall govern the rights of the parties hereto and beneficial owners of Shares and the interpretation of the provisions hereof.

            8. This Trust Agreement may be executed in one or more counterparts and when a counterpart has been executed by each party hereto all such counterparts taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed.


                              MORGAN STANLEY & CO. INCORPORATED



                              By /s/ Steven R. Umlauf
                                 __________________________
                                 Name:  Steven R. Umlauf
                                 Title:  Vice President

                                 /s/ Steven R. Umlauf
                                 __________________________
                                 Steven R. Umlauf
                                 1251 Avenue of the Americas
                                 New York, NY 10021